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                           EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective this 29th day of March 1999 by and between Phoenix Communications, Inc. ("Company") and __________________________ ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.   EMPLOYMENT

A. Company hereby agrees to initially employ Executive as its ___________________ ________________________________ and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

B. The Employee will devote full time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuiany advantage unless approved by the Chief Executive Officer of Phoenix Communications Inc. A list of those approved activities will be contained in Attachment A to this document. Employee is not prohibited from making personal investments in other business provided those investments do not require active involvement in the operation of said companies.

C. Employee agrees, during and after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal to reveal this information, the Company Shall be entitled to an injunction restraining the Employee from disclosing same, of from rendering any services to any entity to whom said information has been or threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for breach or threatened breach of this condition, including the recovery of damages from the Employee.

2.0  DUTIES OF EXECUTIVE

A. The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal,

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officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company as defined in Paragraph 1.B above. In addition to the duties described herein, Executive is also authorized and directed to do the following:
[Other Specific Duties or Authorization].

3.   COMPENSATION

Executive will be paid compensation during this Agreement as follows:

A. A base salary of $___________________________ per year, payable in installments according to the Company's regular payroll schedule. The base salary may be increased at the end of each year by the compensation committee of the board of directors. The adjustment will be based upon a written evaluation of the Executive, prepared by the Executive's immediate supervisor.

B. The Executive is eligible for an award of an Executive Bonus computed as defined in 3.C below beginning with the Company's fiscal year end 1999 and each fiscal year thereafter during the term of this Agreement.

C. An Executive Bonus pool equal to 5.0% of the adjusted net profits (hereinafter defined) of the Company. "Adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude: (i) any Executive Bonus payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final and binding upon Executive and Company. The Executive Bonus payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit. If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm. The maximum Executive Bonus payable for any one year shall not exceed 100% of the then applicable base salary of Executive.

D. Executive will be entitled to participate in the employee stock option plan as detailed in that agreement.

4.   BENEFITS.

A. HOLIDAYS. Executive will be entitled to at least seven (7) paid holidays and and four (4) personal days each calendar year. Company will notify Executive on or about the beginning of

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each calendar year with respect to the holiday schedule for the coming year.
Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B. VACATION. Following the first six months of employment, Executive shall be entitled to twenty paid vacation days each year.

C. SICK LEAVE. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. MEDICAL AND GROUT) LIFE INSURANCE. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of one times the annual income during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. PENSION AND PROFIT SHARING PLANS. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

F. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement for all preapproved reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

G. AUTOMOBILE. Company will provide to Executive with an auto allowance of $500.00 per month

5.   TERM AND TERMINATION.

A. The Initial Term of this Agreement shall commence on April 1, 1999 and it shall continue in effect for a period of Three Years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid

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a payment equal to six (6) months of Executive's then applicable base salary.
 In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

C. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

D. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. Prior to termination the Executive will be given written notification of lack of performance of breach of items identified in this paragraph. The notification will identify the breach and provide an adequate (typically 60 days or less) time for the Executive to remedy the breach. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

E. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, The Company will use its best efforts to have this Agreement assigned to the acquirer or surviving Company.

6.   NOTICES.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

     If to Company:
     Phoenix Communications, Inc.
     11413 Hilltop Road
     Parker, CO @ 80134

     If to Executive:
     [Executive]
     [Executive's Address]

7.   FINAL AGREEMENT.

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This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8.   GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the state of Colorado.

9.   HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  NO ASSIGNMENT.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  SEVERABILITY.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  ARBITRATION.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Denver, Colorado, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


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Employee                           Dr. J. Roberts-CEO

--------------------------------   -------------------------------------------
Dated                              Dated

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                          Schedule to Executive Employment Agreement
                           Identifying Other Employment Agreements
                             to Which Telecom Wireless Is a Party
                             That Are Substantially Identical And
                           Material Details in Which Such Agreements
                                 Differ from Filed Agreement

                                                                                                      Automobile
Employee                     Title                                                Annual Salary       Allowance
--------                     -----                                                -------------       -----------
Paul L. Francis              Vice President and Chief Technical Officer              hourly

Robert L. Fredrick           Senior Vice President                                  $225,000            $500.00

Esper Gullatt, Jr.           Executive Vice President-Business Development          $225,000            $500.00

Kosta Kovachev               Executive Vice President-Finance,
                             Chief Financial Officer                                $250,000            $500.00
Lewis Pollack                Vice President-Product Development                     $125,000            $500.00

Calvin D. Smiley             President                                              $225,000            $500.00
